Watts, Griffis and McOuat
Consulting Geologists and Engineers

EXHIBIT 23.5

October 13, 2006

LETTER OF CONSENT

Lundin Mining Corporation

Dear Sirs:

I, Stephen B. Cheeseman, refer to the Registration Statement on Form 40-F of Lundin Mining Corporation dated October 13, 2006 (including all exhibits, the "Registration Statement").

I hereby consent to the use of the Watts, Griffis and McOuat Limited report titled "A Technical Review of the Galmoy Mine and Prospecting Licences Held by Arcon in the Irish Midlands-Republic of Ireland for Lundin Mining Corporation, " dated April 22, 2005, of which I am an author, and the appearance of my name in the Registration Statement.

Yours very truly,

/s/ Stephen B. Cheeseman
Per: Stephen B. Cheeseman, B.Sc., P.Geo.

MK/ls

Dated: October 13, 2006

WATTS, GRIFFIS AND McOUAT LIMITED	Suite 400 • 8 King Street East • Toronto . Canada • M5C 1B5
Tel: (416) 364-6244 • Fax: (416) 864-1675 • Email: wgm@wgm.on.ca. Web: www.wgm.on.ca